Exhibit 10.1

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (“Amendment”) is made November 24, 2015, by and between BioTime, Inc. (the “Company”), and Michael D. West (“Executive”), and amends the Employment Agreement, dated October 10, 2007, between the Company and Executive (the “Employment Agreement”).

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement, and such revisions have been approved by the Compensation Committee of the Board of Directors of the Company;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.             Section 1(a) of the Employment Agreement is revised to read as shown below:

(a)            Position and Duties.  The Company agrees to employ Executive in the position of Co-Chief Executive Officer.  Executive shall perform his duties in coordination and cooperation, as may be reasonable, with the other Co-Chief Executive Officer, observing such delineations of the scope of Executive’s duties and those of the other Co-Chief Executive Officer as the Board of Directors of the Company (the “Board of Directors”) may from time to time direct or require.  Without limiting the generality of the immediately preceding sentence, Executive shall manage the Company’s science, technology development, and intellectual property activities, including the advancement of its discovery and pre-clinical product development programs.  Executive shall report to the Board of Directors.  Executive shall devote his best efforts, skills and abilities, on a full‑time basis, exclusively to the Company’s business.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors.

2.             Section 5(a)(ii) of the Employment Agreement is revised as shown below:

(ii)            Termination Without Cause.  In the event of Executive’s termination without Cause, he will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, (B) payment in an amount equal to  twelve months base salary paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive’s salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law, and (C) accelerated vesting of one hundred percent (100%) of the then unvested shares subject to all outstanding stock options granted by the Company and its subsidiaries, and the period during which the Executive may exercise the options during his lifetime after termination of his employment shall be the applicable expiration date of the option; provided, that the acceleration of vesting and extension of the expiration period of options granted by Company subsidiaries shall be subject to the Company’s ability to cause its subsidiaries to agree to such modification of the option agreements governing the options granted by them without removing and replacing directors of the subsidiaries.  The elimination of Executive’s position or a material reduction in his assigned duties or related salary shall be considered termination without Cause.

3.             Section 5(b) of the Employment Agreement is amended to read as follows:

(b)            Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims (in a form prescribed by the Company), (ii) has returned all property of the Company in the Executive’s possession, and (iii) has resigned from the Board of Directors of the Company and from the Board of Directors of each subsidiary of the Company.

4.             Executive’s current annual salary as set by the Board of Directors is not being changed by this Amendment, and except as provided in this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.  Capitalized terms not otherwise defined in this Amendment have the meaning ascribed in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

EXECUTIVE:

/s/Michael D. West
Michael D. West

COMPANY:

BIOTIME, INC.

By:	/s/Aditya Mohanty
Aditya Mohanty,
Co-Chief Executive Officer